EXHIBIT INDEX

(12) Tax opinion for merger of IDS Life Series - International Equity Portfolio into AXP Variable Portfolio - International Fund. Tax opinion for merger of IDS Life Series - Equity Portfolio into AXP Variable Portfolio - Capital Resource Fund.

(16)(a) Directors'/Trustees' Power of Attorney to sign Amendments to this Registration Statement dated July 7, 2004.